Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1410

Office Properties Income Trust Announces Second Quarter 2020 Results
Second Quarter Net Income of $1.3 Million, or $0.03 Per Share
Second Quarter Normalized FFO of $67.2 Million, or $1.40 Per Share
Second Quarter CAD of $45.5 Million, or $0.95 Per Share
Second Quarter Same Property Cash Basis NOI Increased 2.5%
Completed 642,000 Square Feet of Leasing in the Second Quarter for a 3.9% Roll-Up in Rents

Newton, MA (July 30, 2020): Office Properties Income Trust (Nasdaq: OPI) today announced its financial results for the quarter and six months ended June 30, 2020.

David Blackman, President and Chief Executive Officer of OPI, made the following statement:

“OPI delivered solid results for the 2020 second quarter, exceeding consensus estimates and our expectations. Highlights include completing 642,000 square feet of leasing with a 3.9% roll-up in rents for a weighted average lease term of more than six years, a year over year increase in same property cash basis NOI of 2.5%, a CAD dividend payout ratio of 57.9% and continued strong collection of cash rents. To date, we have granted only $2.5 million of deferrals to 23 tenants for the months of April through September, which represents only 88 basis points of contractual rents over that period. We also issued an aggregate of $162 million of 30 year senior unsecured notes in June and July and, in July, we entered an agreement to sell a four property business park for $25.4 million and an agreement to purchase an office property for $38.1 million under our capital recycling program. All of this is against the back drop of a strained economy from the COVID-19 pandemic. However, the successful completion of OPI’s $1 billion disposition program in 2019, our relatively low leveraged balance sheet and diverse portfolio of high quality tenants better positions OPI to weather these difficult economic conditions.

As a result, we remain optimistic that our business will continue to perform well throughout the remainder of 2020."

Results for the Quarter Ended June 30, 2020:

Net income for the quarter ended June 30, 2020 was $1.3 million, or $0.03 per diluted share, compared to a net loss of $64.8 million, or $1.35 per diluted share, for the quarter ended June 30, 2019. Net income for the quarter ended June 30, 2020 includes a $0.6 million, or $0.01 per diluted share, loss on early extinguishment of debt. Net loss for the quarter ended June 30, 2019 includes a $66.1 million, or $1.38 per diluted share, unrealized loss on equity securities related to OPI's former investment in The RMR Group Inc., or RMR Inc., which OPI sold on July 1, 2019, and a $2.4 million, or $0.05 per diluted share, loss on impairment of real estate, partially offset by certain net revenue events recorded during the quarter ended June 30, 2019 totaling

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

$8.2 million, or $0.17 per diluted share, including a $7.4 million early termination fee related to a single tenant property located in San Jose, CA. The weighted average number of diluted common shares outstanding was 48.1 million for the quarter ended June 30, 2020 and 48.0 million for the quarter ended June 30, 2019.

Normalized funds from operations, or Normalized FFO, and cash available for distribution, or CAD, for the quarter ended June 30, 2020 were $67.2 million, or $1.40 per diluted share, and $45.5 million, or $0.95 per diluted share, respectively, compared to Normalized FFO and CAD for the quarter ended June 30, 2019 of $79.3 million, or $1.65 per diluted share, and $56.7 million, or $1.18 per diluted share, respectively.

Reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, Normalized FFO and CAD for the quarters ended June 30, 2020 and 2019 appear later in this press release.

Results for the Six Months Ended June 30, 2020:

Net income for the six months ended June 30, 2020 was $12.1 million, or $0.25 per diluted share, compared to a net loss of $30.8 million, or $0.64 per diluted share, for the six months ended June 30, 2019. Net income for the six months ended June 30, 2020 includes a $10.8 million, or $0.22 per diluted share, gain on sale of real estate, partially offset by a $3.8 million, or $0.08 per diluted share, loss on early extinguishment of debt. Net loss for the six months ended June 30, 2019 includes a $44.0 million, or $0.92 per diluted share, unrealized loss on equity securities related to OPI's former investment in RMR Inc., which OPI sold on July 1, 2019, and a $5.6 million, or $0.12 per diluted share, loss on impairment of real estate, partially offset by a $22.1 million, or $0.46 per diluted share, net gain on sale of real estate and certain net revenue events totaling $8.2 million, or $0.17 per diluted share, including a $7.4 million early termination fee related to a single tenant property located in San Jose, CA. The weighted average number of diluted common shares outstanding was 48.1 million for the six months ended June 30, 2020 and 48.0 million for the six months ended June 30, 2019.

Normalized FFO and CAD for the six months ended June 30, 2020 were $134.7 million, or $2.80 per diluted share, and $92.9 million, or $1.93 per diluted share, respectively, compared to Normalized FFO and CAD for the six months ended June 30, 2019 of $152.5 million, or $3.17 per diluted share, and $110.2 million, or $2.29 per diluted share, respectively.

Reconciliations of net income (loss) determined in accordance with GAAP to FFO, Normalized FFO and CAD for the six months ended June 30, 2020 and 2019 appear later in this press release.

Leasing, Occupancy and Same Property Results:

During the quarter ended June 30, 2020, OPI entered new and renewal leases for an aggregate of 642,000 rentable square feet at weighted (by rentable square feet) average rents that were 3.9% above prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was approximately 6.1 years and leasing concessions and capital commitments were $16.5 million, or $4.25 per square foot, per lease year.

As of June 30, 2020, 91.7% of OPI’s total rentable square feet was leased, compared to 91.5% as of March 31, 2020 and 91.6% as of June 30, 2019. Occupancy for properties owned continuously since April 1, 2019, or same properties, was 92.8% as of June 30, 2020, compared to 92.6% as of March 31, 2020 and 93.4% as of June 30, 2019. Same property cash basis net operating income, or Cash Basis NOI, increased 2.5% for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019. The increase in same property Cash Basis NOI is due to an increase in cash received from contractual rents of $1.1 million, which is primarily the result of free rent expiring and decreases in operating expenses, including approximately $1.7 million of expense savings as a result of cost savings initiatives in response to the COVID-19 pandemic.

Reconciliations of net income (loss) determined in accordance with GAAP to net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to same property NOI and same property Cash Basis NOI, for the quarters ended June 30, 2020 and 2019, appear later in this press release.

As a result of the COVID-19 pandemic, overall new leasing volume for 2020 has slowed and may continue to slow, but OPI continues to believe that overall tenant retention levels may increase. Also as a result of the COVID-19 pandemic, OPI has granted temporary rent assistance to date totaling $2.5 million to 23 tenants, pursuant to a deferred payment plan whereby these tenants will pay, in most cases one month of rent, over a 12-month period beginning in September 2020. The $2.5 million of granted temporary rent assistance is detailed as follows:

	Granted Temporary Rent Assistance	Percentage of Monthly Contractual Rents
April 2020	$445,530	0.95%
May 2020	817,495	1.74%
June 2020	959,352	2.07%
Subtotal	2,222,377	1.59%
July 2020	134,086	0.29%
August 2020	59,206	0.12%
September 2020	59,206	0.12%
Total	$2,474,875	0.88%

For the quarter ended June 30, 2020, OPI collected approximately 98% of contractual rent obligations and 99% of contractual rent obligations after giving effect to such rent deferrals.

While it is still early to assess the full impact the COVID-19 pandemic will have on OPI's business, OPI believes it will benefit from the approximately 62.8% of annualized rental income paid by investment grade tenants, the majority of which is made up of government tenants, and the diversity of its tenant base, both geographically and by industry, which OPI believes may help mitigate the economic impact caused by the COVID-19 pandemic.

Recent Acquisition Activities:

In July 2020, OPI entered into an agreement to acquire an office property located in Denver, CO containing approximately 68,000 rentable square feet for a purchase price of $38.1 million, excluding acquisition related costs. This property is 100% leased to a single tenant and has a remaining lease term of 11.5 years. This acquisition is expected to occur before the end of the third quarter.

Recent Disposition Activities:

In July 2020, OPI entered into an agreement to sell a four property business park located in Fairfax, VA containing approximately 171,000 rentable square feet for a sales price of $25.4 million, excluding closing costs. This sale is expected to occur before the end of the third quarter.

Recent Financing Activities:

As previously announced, in April 2020, OPI prepaid, at par plus accrued interest, a mortgage note secured by one property with an outstanding principal balance of $32.7 million, an annual interest rate of 5.7% and a maturity date in July 2020 using cash on hand and borrowings under its revolving credit facility.

In June 2020, OPI issued $150.0 million of 6.375% senior unsecured notes due 2050 in an underwritten public offering, raising net proceeds of $144.8 million, after deducting underwriters’ discounts and estimated offering expenses. In connection with this offering, OPI granted the underwriters a 30 day option to purchase up to an additional $22.5 million aggregate principal amount of these notes. In July 2020, the underwriters partially exercised this option for an additional $12.0 million of these notes. OPI used the aggregate net proceeds of this offering to repay amounts outstanding under OPI's revolving credit facility and for general business purposes.

Conference Call:

At 10:00 a.m. Eastern Time this morning, President and Chief Executive Officer, David Blackman, Chief Financial Officer and Treasurer, Matthew Brown, and Vice President and Chief Operating Officer, Christopher Bilotto, will host a conference call to discuss OPI’s second quarter 2020 financial results.

The conference call telephone number is (877) 328-1172. Participants calling from outside the United States and Canada should dial (412) 317-5418. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Thursday, August 6, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10145302.

A live audio webcast of the conference call will also be available in a listen only mode on OPI’s website, at www.opireit.com. Participants wanting to access the webcast should visit OPI’s website about five minutes before the call. The archived webcast will be available for replay on OPI’s website following the call for about one week. The transcription, recording and retransmission in any way of OPI’s second quarter conference call are strictly prohibited without the prior written consent of OPI.

Supplemental Data:

A copy of OPI’s Second Quarter 2020 Supplemental Operating and Financial Data is available for download at OPI’s website, www.opireit.com. OPI’s website is not incorporated as part of this press release.

Non-GAAP Financial Measures:

OPI presents certain “non-GAAP financial measures” within the meaning of applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, CAD, Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income (loss) as indicators of OPI’s operating performance or as measures of OPI’s liquidity. These measures should be considered in conjunction with net income (loss) as presented in OPI's condensed consolidated statements of income (loss). OPI considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a real estate investment trust, or REIT, along with net income (loss). OPI believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of OPI’s operating performance between periods and with other REITs and, in the case of Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of OPI's properties.

Please see the pages attached hereto for a more detailed statement of OPI’s operating results and financial condition and for an explanation of OPI’s calculation of FFO, Normalized FFO, CAD, Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI and a reconciliation of those amounts to amounts determined in accordance with GAAP.

OPI is a REIT focused on owning, operating and leasing properties primarily leased to single tenants and those with high credit quality characteristics such as government entities. OPI is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

Office Properties Income Trust
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Rental income	$145,603	$176,032	$295,488	$350,809

Expenses:
Real estate taxes	15,781	18,147	32,588	36,539
Utility expenses	5,201	7,470	12,213	16,851
Other operating expenses	25,787	29,692	51,667	59,828
Depreciation and amortization	64,170	73,913	127,113	151,434
Loss on impairment of real estate (1)	—	2,380	—	5,584
Acquisition and transaction related costs (2)	—	98	—	682
General and administrative	7,204	8,744	14,313	17,467
Total expenses	118,143	140,444	237,894	288,385

Gain (loss) on sale of real estate (3)	66	(17)	10,822	22,075
Dividend income	—	980	—	1,960
Loss on equity securities (4)	—	(66,135)	—	(44,007)
Interest and other income	30	241	736	489
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $2,402, $2,863, $4,685 and $5,704, respectively)	(25,205)	(35,348)	(52,364)	(72,481)
Loss on early extinguishment of debt (5)	(557)	(71)	(3,839)	(485)
Income (loss) before income tax (expense) benefit and equity in net losses of investees	1,794	(64,762)	12,949	(30,025)
Income tax (expense) benefit	(235)	130	(274)	(353)
Equity in net losses of investees	(260)	(142)	(536)	(377)
Net income (loss)	$1,299	$(64,774)	$12,139	$(30,755)

Weighted average common shares outstanding (basic and diluted)	48,106	48,049	48,101	48,040

Per common share amounts (basic and diluted):
Net income (loss)	$0.03	$(1.35)	$0.25	$(0.64)

See Notes on pages 6 and 7.

Office Properties Income Trust
Funds from Operations, Normalized Funds from Operations and Cash Available for Distribution
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Calculation of FFO, Normalized FFO and CAD (6)(7):
Net income (loss)	$1,299	$(64,774)	$12,139	$(30,755)
Add (less): Depreciation and amortization:
Consolidated properties	64,170	73,913	127,113	151,434
Unconsolidated joint venture properties	1,237	1,410	2,478	3,161
Loss on impairment of real estate (1)	—	2,380	—	5,584
(Gain) loss on sale of real estate (3)	(66)	17	(10,822)	(22,075)
Loss on equity securities (4)	—	66,135	—	44,007
FFO	66,640	79,081	130,908	151,356
Add (less): Acquisition and transaction related costs (2)	—	98	—	682
Loss on early extinguishment of debt (5)	557	71	3,839	485
Normalized FFO	67,197	79,250	134,747	152,523
Add (less): Non-cash expenses (8)	808	695	887	1,287
Distributions from unconsolidated joint ventures	102	600	153	1,121
Depreciation and amortization - unconsolidated joint ventures	(1,237)	(1,410)	(2,478)	(3,161)
Equity in net losses of investees	260	142	536	377
Loss on early extinguishment of debt settled in cash	—	—	(1,138)	—
Non-cash straight line rent adjustments included in rental income	(3,468)	(5,667)	(9,051)	(12,461)
Lease value amortization included in rental income	1,405	1,446	2,837	2,593
Net amortization of debt premiums, discounts and issuance costs	2,402	2,863	4,685	5,704
Recurring capital expenditures	(21,926)	(21,200)	(38,269)	(37,745)
CAD (7)	$45,543	$56,719	$92,909	$110,238

Weighted average common shares outstanding (basic and diluted)	48,106	48,049	48,101	48,040

Per common share amounts (basic and diluted):
Net income (loss)	$0.03	$(1.35)	$0.25	$(0.64)
FFO	$1.39	$1.65	$2.72	$3.15
Normalized FFO	$1.40	$1.65	$2.80	$3.17
CAD	$0.95	$1.18	$1.93	$2.29
Distributions declared per share	$0.55	$0.55	$1.10	$1.10

(1)
Loss on impairment of real estate for the three months ended June 30, 2019 includes an adjustment of $2,380 to reduce the carrying value of one property to its estimated fair value less costs to sell. Loss on impairment of real estate for the six months ended June 30, 2019 also includes an adjustment of $2,757 to reduce the carrying value of one property to its estimated fair value less costs to sell and a $447 loss on impairment of real estate related to the sale of a portfolio of 34 properties during the three months ended March 31, 2019.

(2)
Acquisition and transaction related costs for the three and six months ended June 30, 2019 consist of post-merger activity costs incurred in connection with OPI's acquisition of Select Income REIT on December 31, 2018 in a merger transaction and other related transactions.

(3)
Gain on sale of real estate for the six months ended June 30, 2020 represents a $10,822 net gain on the sale of six properties. Gain on sale of real estate for the six months ended June 30, 2019 represents a $22,075 gain on the sale of one property.

(4)
Loss on equity securities for the three and six months ended June 30, 2019 represents an unrealized loss to adjust the carrying value of OPI's former investment in RMR Inc. common stock to its fair value as of June 30, 2019. On July 1, 2019, OPI sold its investment in RMR Inc. common stock.

(5)
Loss on early extinguishment of debt for the three and six months ended June 30, 2020 includes prepayment fees related to the repayment of two mortgage notes, write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt and a loss related to the settlement of a mortgage note receivable in connection with a property OPI sold in 2016. Loss on early extinguishment of debt for the three and six months ended June 30, 2019 includes write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt.

(6)
OPI calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income (loss), calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and its proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties, but excluding impairment charges on real estate assets, any gain or loss on sale of real estate and equity securities, as well as certain other adjustments currently not applicable to OPI. In calculating Normalized FFO, OPI adjusts for the other items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by OPI’s Board of Trustees when determining the amount of distributions to OPI’s shareholders. Other factors include, but are not limited to, requirements to maintain OPI's qualification for taxation as a REIT, limitations in OPI’s credit agreement and public debt covenants, the availability to OPI of debt and equity capital, OPI’s expectation of its future capital requirements and operating performance and OPI’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than OPI does.

(7)
OPI calculates CAD as shown above. OPI defines CAD as Normalized FFO minus recurring real estate related capital expenditures and other non-cash and non-recurring items. CAD is among the factors considered by OPI's Board of Trustees when determining the amount of distributions to its shareholders. Other real estate companies and REITs may calculate CAD differently than OPI does.

(8)
Non-cash expenses include equity based compensation, adjustments recorded to capitalize interest expense and amortization of the liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. This liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to business management fee expense and property management fee expense, which are included in general and administrative and other operating expenses, respectively.

Office Properties Income Trust
Calculation and Reconciliation of Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI (1)
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Calculation of Property NOI and Property Cash Basis NOI:
Rental income	$145,603	$176,032	$295,488	$350,809
Property operating expenses	(46,769)	(55,309)	(96,468)	(113,218)
Property NOI	98,834	120,723	199,020	237,591
Non-cash straight line rent adjustments included in rental income	(3,468)	(5,667)	(9,051)	(12,461)
Lease value amortization included in rental income	1,405	1,446	2,837	2,593
Lease termination fees included in rental income	(3)	(8,867)	(6)	(9,161)
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(242)	(242)
Property Cash Basis NOI	$96,647	$107,514	$192,558	$218,320

Reconciliation of Net Income (Loss) to Property NOI and Property Cash Basis NOI:
Net income (loss)	$1,299	$(64,774)	$12,139	$(30,755)
Equity in net losses of investees	260	142	536	377
Income tax expense (benefit)	235	(130)	274	353
Income (loss) before income tax expense (benefit) and equity in net losses of investees	1,794	(64,762)	12,949	(30,025)
Loss on early extinguishment of debt	557	71	3,839	485
Interest expense	25,205	35,348	52,364	72,481
Interest and other income	(30)	(241)	(736)	(489)
Loss on equity securities	—	66,135	—	44,007
Dividend income	—	(980)	—	(1,960)
(Gain) loss on sale of real estate	(66)	17	(10,822)	(22,075)
General and administrative	7,204	8,744	14,313	17,467
Acquisition and transaction related costs	—	98	—	682
Loss on impairment of real estate	—	2,380	—	5,584
Depreciation and amortization	64,170	73,913	127,113	151,434
Property NOI	98,834	120,723	199,020	237,591
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(242)	(242)
Lease termination fees included in rental income	(3)	(8,867)	(6)	(9,161)
Lease value amortization included in rental income	1,405	1,446	2,837	2,593
Non-cash straight line rent adjustments included in rental income	(3,468)	(5,667)	(9,051)	(12,461)
Property Cash Basis NOI	$96,647	$107,514	$192,558	$218,320

Reconciliation of Property NOI to Same Property NOI (3) (4):
Rental income	$145,603	$176,032	$295,488	$350,809
Property operating expenses	(46,769)	(55,309)	(96,468)	(113,218)
Property NOI	98,834	120,723	199,020	237,591
Less: NOI of properties not included in same property results	552	(21,003)	(268)	(38,403)
Same Property NOI	$99,386	$99,720	$198,752	$199,188

Calculation of Same Property Cash Basis NOI (3) (4):
Same Property NOI	$99,386	$99,720	$198,752	$199,188
Add: Lease value amortization included in rental income	1,405	1,559	2,837	2,813
Less: Non-cash straight line rent adjustments included in rental income	(3,470)	(5,124)	(8,999)	(11,405)
Lease termination fees included in rental income	(3)	(1,225)	(6)	(1,519)
Non-cash amortization included in property operating expenses (2)	(117)	(97)	(234)	(193)
Same Property Cash Basis NOI	$97,201	$94,833	$192,350	$188,884

See Notes on page 9.

(1)
The calculations of Property NOI and Property Cash Basis NOI exclude certain components of net income (loss) in order to provide results that are more closely related to OPI’s property level results of operations. OPI calculates Property NOI and Property Cash Basis NOI as shown above. OPI defines Property NOI as income from its rental of real estate less its property operating expenses. Property NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that OPI records as depreciation and amortization expense. OPI defines Property Cash Basis NOI as Property NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fees, if any, and non-cash amortization included in other operating expenses. OPI calculates Same Property NOI and Same Property Cash Basis NOI in the same manner that it calculates the corresponding Property Cash Basis NOI amounts, except that it only includes same properties in calculating Same Property NOI and Same Property Cash Basis NOI. OPI uses Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate Property NOI, Property Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI differently than OPI does.

(2)
OPI recorded a liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. A portion of this liability is being amortized on a straight line basis through December 31, 2035 as a reduction to property management fee expense, which is included in property operating expenses.

(3)
For the three months ended June 30, 2020 and 2019, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since April 1, 2019, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.

(4)
For the six months ended June 30, 2020 and 2019, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since January 1, 2019, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.

Office Properties Income Trust
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Real estate properties:
Land	$843,418	$840,550
Buildings and improvements	2,691,482	2,652,681
Total real estate properties, gross	3,534,900	3,493,231
Accumulated depreciation	(422,716)	(387,656)
Total real estate properties, net	3,112,184	3,105,575
Assets of properties held for sale	—	70,877
Investments in unconsolidated joint ventures	39,067	39,756
Acquired real estate leases, net	645,589	732,382
Cash and cash equivalents	24,485	93,744
Restricted cash	5,616	6,952
Rents receivable	95,005	83,556
Deferred leasing costs, net	45,029	40,107
Other assets, net	10,688	20,187
Total assets	$3,977,663	$4,193,136

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$200,000	$—
Senior unsecured notes, net	1,766,387	2,017,379
Mortgage notes payable, net	210,539	309,946
Liabilities of properties held for sale	—	14,693
Accounts payable and other liabilities	115,593	125,048
Due to related persons	6,856	7,141
Assumed real estate lease obligations, net	11,858	13,175
Total liabilities	2,311,233	2,487,382

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 48,227,800 and 48,201,941 shares issued and outstanding, respectively	482	482
Additional paid in capital	2,613,868	2,612,425
Cumulative net income	189,356	177,217
Cumulative other comprehensive loss	(85)	(200)
Cumulative common distributions	(1,137,191)	(1,084,170)
Total shareholders’ equity	1,666,430	1,705,754
Total liabilities and shareholders’ equity	$3,977,663	$4,193,136

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever OPI uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, OPI is making forward-looking statements. These forward-looking statements are based upon OPI’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by OPI’s forward-looking statements as a result of various factors. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond OPI's control. For example:

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Mr. Blackman's statements about leasing activity and roll-ups in rents may imply that OPI will continue to have positive leasing activity in future periods. However, OPI's ability to realize positive leasing activity depends on various factors, including market conditions, tenants' demand for OPI's properties, the timing of lease expirations and OPI's ability to successfully compete for tenants, among other factors. As a result, OPI may not realize positive leasing activity in future periods,

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Mr. Blackman's statements about the limited amount of rent deferrals that OPI granted to its tenants and statements elsewhere in this press release about the extent of OPI's rent collections in the second quarter despite the COVID-19 pandemic may imply that OPI will continue to have strong rent collections in the future. However, if the COVID-19 pandemic and the current economic conditions continue for an extended period of time or worsen, OPI’s tenants may be significantly adversely impacted, which may result in those tenants seeking relief from their rent obligations, their inability to pay rent, the termination of their leases or OPI's tenants not renewing their leases or renewing their leases for less space. Further, some of OPI’s government leases provide the tenant with certain rights to terminate their lease early. Budgetary and other fiscal pressures may result in some governmental tenants terminating their leases early or not renewing their leases. In addition, the COVID-19 pandemic has caused changes in workplace practices, including increased remote work arrangements. To the extent those practices become permanent or increased, leasing demand for office space may decline. Therefore, the impact OPI experiences in the near term may be worse than it expects and its tenant retention levels may not increase and they could decline,

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Mr. Blackman states that the successful completion of OPI's $1 billion asset disposition program in 2019, OPI's relatively low leveraged balance sheet and its diverse portfolio of high quality tenants better positions OPI to weather difficult economic conditions. In addition, this press release includes additional statements regarding OPI's belief that the characteristics of its tenant base will help mitigate the economic impact from the COVID-19 pandemic. However, if the COVID-19 pandemic and the current economic conditions continue for an extended period or worsen, OPI may not be able to maintain its current leverage levels and its portfolio may not prove as stable as currently expected. Further, OPI’s ability to borrow under its revolving credit facility is subject to OPI satisfying certain covenants and conditions. If OPI’s operating results and financial condition are significantly negatively impacted by current economic conditions or otherwise, OPI may fail to satisfy those covenants and conditions,

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Mr. Blackman states that OPI remains optimistic that its business will continue to perform well throughout the remainder of 2020. However, as noted elsewhere in this press release, the economic conditions caused by the COVID-19 pandemic could increasingly negatively impact OPI and its business. In addition, OPI's business is subject to risks, some of which are beyond OPI's control. As a result, OPI's business may not perform well throughout the remainder of 2020 and thereafter and it could experience declines,

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OPI has entered into an agreement to acquire an office property located in Denver, CO for $38.1 million, excluding acquisition related costs. This acquisition is subject to conditions. Those conditions may not be satisfied and this acquisition may not occur, may be delayed or the terms may change, and

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OPI has entered into an agreement to sell a four property business park for a sales price of $25.4 million, excluding closing costs. This sale is subject to conditions. Those conditions may not be satisfied and this sale may not occur, may be delayed or the terms may change.

The information contained in OPI’s filings with the SEC, including under “Risk Factors” in OPI’s periodic reports, or incorporated therein, identifies other important factors that could cause OPI’s actual results to differ materially from those stated in or implied by OPI’s forward-looking statements. OPI’s filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
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